May 9, 2006
Dear Shareholders:
This letter will provide additional insight into the performance of Mackinac Financial Corporation for the first quarter of 2006. We had a solid first quarter, exceeding our plan for profitability and growth.
In 2006 we expect to continue the positive momentum of loan and deposit growth that was experienced in the latter half of 2005.
First Quarter 2006 in-Review
We’ve started the new year with a solid first quarter.
•	Continued momentum in loan production;

•	Credit Quality:
×	No nonaccrual loans at quarter-end;

×	Nonperforming assets less than $1 million at quarter-end.
•	Core deposit growth in the first quarter of $8.9 million, an increase of 5.1%;

•	Noninterest expense lowest since the recapitalization;
Loan Production
We started 2006 with a backlog of loans closing from 2005 year-end, while loan production in the first quarter was slightly ahead of Plan. The combination of this backlog and loan production provided loan growth of $24.7 million in balances outstanding, from 2005 year-end. The table below illustrates the success we have experienced in generating loans for the five quarters following recapitalization.
NEW LOAN PRODUCTION
(dollars in thousands)

	2005					2006
	First	Second	Third	Fourth	2005	First
	Quarter	Quarter	Quarter	Quarter	Total	Quarter

REGION
Upper Peninsula	$6,861	$9,099	$9,090	$19,263	$44,313	$7,592
Northern Lower Peninsula	686	12,449	9,698	13,786	36,619	7,621
Oakland County	1,100	12,480	10,434	12,813	36,827	14,884

TOTAL	$8,647	$34,028	$29,222	$45,862	$117,759	$30,097

The chart below illustrates the growth in total loans for the same period:
Credit Quality
We are pleased that the significant loan growth for 2005 and the first quarter of 2006 was accomplished without compromising credit quality. As of March 31, 2006, the Corporation had no nonaccrual loans and had total nonperforming assets of less than $1.0 million. The reserve for loan losses was in fact reduced by $600,000 in the first quarter in recognition of the outstanding credit quality. The reserve at March 31, 2006 stood at $5.415 million, 2.05% of loans outstanding.
Core Deposit Growth
The growth of core deposits, which we define as demand deposits, interest bearing checking accounts, money market savings accounts, and certificates of deposits that are generated by our branch system, continued during the first quarter of 2006, as illustrated in the chart.

Growth in core deposits is important since this less expensive loan funding source will provide the benefits of higher levels of profitability. We are pleased with our first quarter growth but recognize that maintaining this level of core deposit growth for the remainder of 2006 will be challenging. We have benefited from our new brand image and the reintroduction of mBank in our historical branch locations. The reintroduction, along with more competitive products and pricing, has allowed us to regain market share. Further growth in these markets will be dependent upon successful marketing supported by a still developing sales culture along with growth in business related accounts as we continue to introduce business banking products that will enhance existing business relationships. The results have been good.

Changes in dollars and number of accounts lost and added are shown below by quarter.

	DEPOSIT ACCOUNT ACTIVITY
(dollars in thousands)
	2005				2006
	1st	2nd	3rd	4th	1st
	Quarter	Quarter	Quarter	Quarter	Quarter

Core deposit balances	$150,567	$156,195	$162,303	$174,530	$183,438

Deposit balance, change	$(2,282)	$5,628	$6,108	$12,227	$8,908

Accounts opened	272	880	956	1,428	1236
Accounts closed	461	748	603	867	655

Net change	(189)	132	353	561	581

Total accounts	15,837	15,922	16,294	18,415	19,063

Average balance, per account	$9,507	$9,810	$9,960	$9,477	$9,622

(in whole dollars)
Noninterest Income
Noninterest income amounted to $75,000 during the first quarter, slightly better than plan. Looking forward, noninterest income presents challenges since the Corporation currently has a limited platform for growth. The secondary mortgage market has not developed as we had hoped, and the expected housing slowdown will result in plan variances for later quarters in 2006. We will continue to search for other opportunities to generate noninterest revenue.
Noninterest Expense

	NONINTEREST EXPENSE

(dollars in thousands)	2005				2006
	First	Second	Third	Fourth	First
	Quarter	Quarter	Quarter	Quarter	Quarter

Total noninterest expense	$7,630	$3,335	$3,279	$4,011	$2,997
Less:
Penalty — prepayment FHLB borrowings	4,320	—	—	—	—
Data processing conversion costs	—	—	—	815	—

Noninterest expense, as adjusted	$3,310	$3,335	$3,279	$3,196	$2,997

In the first quarter of 2005, we prepaid $48.6 million worth of FHLB advances and incurred a $4.320 million prepayment penalty. In the fourth quarter of 2005, we incurred $815,000 of costs associated with our system conversion. These one-time extraordinary costs are now behind us and we expect to benefit in future periods from lower funding costs and operating cost reductions.
The chart above illustrates the progress we have made in controlling noninterest expense. Excluding the one-time extraordinary costs referred to above, noninterest expenses have declined in each successive quarter. The reduction of $313,000 from the first quarter of 2005 to the first quarter of 2006 amounted to a 9.5% decrease. We initiated, during the first quarter of 2006, a cost reduction program, which we expect to provide annualized cost reductions amounting to $450,000 for 2006 and $600,000 in 2007. We are diligent in our efforts to control expenses in order to achieve desired levels of profitability.

The chart below illustrates the progress we have made in controlling operating expenses along with the benefits of an increasing net interest margin.
*The efficiency ratio calculation excludes the FHLB prepayment penalty and the data processing conversion costs.
Capital
As of March 31, 2006, your Corporation was well capitalized. The strong growth of the Corporation has presented us with challenges to maintain the regulatory capital ratios of the bank. High growth requires capital and the Corporation will be exploring different short-term and long-term capital needs to sustain our growth and profitability objectives.
Looking Forward
We are off to a good start for 2006. The foundation has been built and strong loan growth supported by core deposit growth will lead to continued bottom line improvement. We are very conscious of the importance for mBank and MFNC to achieve profitability and demonstrate that we are on track to achieve a strong ROA and ROE performance in 2007 and beyond.
Sincerely,
Paul D. Tobias
Chairman and CEO

Mackinac Financial Corporation Selected Financial Highlights

(dollars in thousands, except per share data)	For The Period Ended
	March 31,	December 31,	March 31,
	2006	2005	2005
	(Unaudited)		(Unaudited)
Selected Financial Condition Data (at end of period):
Total assets	$334,591	$298,722	$275,216
Total loans	264,471	239,771	194,831
Total deposits	267,954	232,632	205,239
Borrowings and subordinated debentures	36,417	36,417	38,135
Total shareholders’ equity	27,173	26,588	28,854

Selected Statements of Income Data:
Net interest income	$2,679	$9,780	$2,205
Income (loss) before taxes	498	(7,364)	(5,241)
Net income (loss)	498	(7,364)	(5,241)
Income (loss) per common share — Basic	.15	(2.15)	(1.53)
Income (loss) per common share — Diluted	.15	(2.15)	(1.53)

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	3.62%	3.64%	3.21%
Efficiency ratio	99.37%	160.43	300.96
Return on average assets	.63	(2.58)	(7.16)
Return on average equity	7.47	(25.63)	(69.25)

Average total assets	$319,007	$285,896	$296,856
Average total shareholders’ equity	$27,055	$28,732	$30,692
Average loans to average deposits ratio	126.73%	98.17%	95.54%

Common Share Data (at end of period):
Market price per common share	$9.81	$9.10	$18.13
Book value per common share	$7.93	$7.76	$8.42
Common shares outstanding	3,428,695	3,428,695	3,428,695

Other Data (at end of period):
Allowance for loan losses	$5,415	$6,108	$6,836
Non-performing assets	$952	$1,059	$3,787
Allowance for loan losses to total loans	2.05%	2.55%	3.51%
Non-performing assets to total assets	.28%	.35%	1.38%
Number of:
Branch locations	13	12	12
QUARTERLY FINANCIAL SUMMARY
*(dollars in thousands, except per share data)

				Average
	Average	Average	Average	Shareholders'	Return on Average		Net Interest	Efficiency	Net Income	Book Value
Quarter Ended	Assets	Loans	Deposits	Equity	Assets	Equity	Margin	Ratio	Per Share	Per Share
March 31, 2006	$319,007	$250,735	$254,720	$27,055	0.63%	7.47%	3.62%	99.37%	$0.15	$7.93
December 31, 2005	288,619	224,386	219,967	27,288	(1.41)	(14.95)	3.96	128.37	(0.30)	7.76
September 30, 2005	280,506	209,795	211,197	28,112	(0.73)	(7.39)	3.79	112.11	(0.15)	8.14
June 30, 2005	277,754	197,545	206,875	28,879	(0.83)	(8.01)	3.67	119.07	(0.17)	8.32
March 31, 2005	296,856	199,703	209,035	30,692	(7.16)	(69.25)	3.21	300.96	(1.53)	8.42
December 31, 2004	327,543	218,962	211,685	8,455	2.95	114.17	2.48	71.83	8.25	10.13
September 30, 2004	346,078	226,951	236,418	6,096	(0.87)	(49.53)	2.25	120.66	(2.17)	18.44
June 30, 2004	372,246	244,515	260,031	7,628	(1.72)	(84.13)	2.28	146.88	(4.56)	16.77
March 31, 2004	412,808	289,027	283,190	9,522	(1.62)	(70.22)	2.04	163.37	(4.75)	26.70
December 31, 2003	439,426	309,851	306,848	11,266	(2.23)	(86.77)	1.70	181.17	(7.02)	30.49
* Historical per share data has been adjusted for the 20:1 reverse stock split distributed in December 2004.